Registration Number 333-128658

Exhibit 6

CONSENT OF THE TRUSTEE

Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issuance by Nelnet Student Loan Trusts and Nelnet Student Loan Funding, LLC of its Student Loan Asset-Backed Notes, we hereby consent that reports of examinations by federal, state, territorial and district authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefore.

Dated: February 7, 2006
ZIONS FIRST NATIONAL BANK

	By:	/s/ Kay B. Hall

Name: Kay B. Hall Title: Chief Financial Officer